TEXAS ASSOCIATION OF REALTORS®
COMMERCIAL CONTRACT - UNIMPROVED PROPERTY

1. **PARTIES:** Seller agrees to sell and convey to Buyer the Property described in Paragraph 2. Buyer agrees to buy the Property from Seller for the sales price stated in Paragraph 3. The parties to this contract are:

Seller: **GUJARATI SAMAJ OF HOUSTON INC**
C/O DR. HD PATEL
Address: **PO BOX 720733, HOUSTON, TX 77272**
Phone: **(713)882-9067** E-mail: **HDP7333@HOTMAIL.COM**
Fax: Other:

Buyer: **SN COMMUNITY HOUSTON, LLC**
C/O APPASWAMY PAJANOR
Address: **2100 SHANTINIKETAN BLVD, TAVARES, FL 32778**
Phone: **(617)888-9678** E-mail: **PAJANOR@SHANTINIKETAN.US**
Fax: Other:

2. **PROPERTY:**

A. "Property" means that real property situated in **FORT BEND** County, Texas at **MADDEN RD. RICHMOND, TX 77407** *(address)* and that is legally described on the attached Exhibit ______ or as follows: **Subject to the exceptions set forth in Exhibit "A" attached hereto and made a part hereof for all purposes, the metes and bounds description of the Property is as follows: See Exhibit "B" attached hereto and made a part hereof for all purposes.**

~~B. Seller will sell and convey the Property together with:~~
~~(1) all rights, privileges, and appurtenances pertaining to the Property, including Seller's right, title, and interest in any minerals, utilities, adjacent streets, alleys, strips, gores, and rights-of-way;~~
~~(2) Seller's interest in all leases, rents, and security deposits for all or part of the Property; and~~
~~(3) Seller's interest in all licenses and permits related to the Property.~~

(Describe any exceptions, reservations, or restrictions in Paragraph 12 or an addendum.)
(If mineral rights are to be reserved an appropriate addendum should be attached.)

3. **SALES PRICE:**

A. At or before closing, Buyer will pay the following sales price for the Property:

(1) Cash portion payable by Buyer at closing . . . . $ **4,000,001.00**

(2) Sum of all financing described in Paragraph 4 . . . . $ ______

(3) Sales price (sum of 3A(1) and 3A(2)) . . . . $ **4,000,001.00**

B. Adjustment to Sales Price: *(Check (1) or (2) only.)*

[X] (1) The sales price will not be adjusted based on a survey.

[ ] (2) The sales price will be adjusted based on the latest survey obtained under Paragraph 6B.

(a) The sales price is calculated on the basis of $ ____________ per:
[ ] (i) square foot of [ ] total area [ ] net area.
[ ] (ii) acre of [ ] total area [ ] net area.

(b) "Total area" means all land area within the perimeter boundaries of the Property. "Net area" means total area less any area of the Property within:
[ ] (i) public roadways;
[ ] (ii) rights-of-way and easements other than those that directly provide utility services to the Property; and
[ ] (iii) ____.

(c) If the sales price is adjusted by more than ______ % of the stated sales price, either party may terminate this contract by providing written notice to the other party within ______ days after the terminating party receives the survey. If neither party terminates this contract or if the variance is less than the stated percentage, the adjustment to the sales price will be made to the cash portion of the sales price payable by Buyer.

4. **FINANCING:** Buyer will finance the portion of the sales price under Paragraph 3A(2) as follows:

[ ] A. Third Party Financing: One or more third party loans in the total amount of $ ____________.
This contract:
[ ] (1) is not contingent upon Buyer obtaining third party financing.
[ ] (2) is contingent upon Buyer obtaining third party financing in accordance with the attached Commercial Contract Financing Addendum (TAR-1931).

[ ] B. Assumption: In accordance with the attached Commercial Contract Financing Addendum (TAR-1931), Buyer will assume the existing promissory note secured by the Property, which balance at closing will be $ ____________.

[ ] C. Seller Financing: The delivery of a promissory note and deed of trust to Seller under the terms of the attached Commercial Contract Financing Addendum (TAR-1931) in the amount of $ ____________.

5. **EARNEST MONEY:**

A. Not later than 3 days after the effective date, Buyer must deposit $ **$10,000.00** as earnest money with **POST OAK TITLE** (title company) at **4543 POST OAK PLACE #222 HOUSTON, TX 77027** (address) **ERIKA RIVERA** (closer). If Buyer fails to timely deposit the earnest money, Seller may terminate this contract or exercise any of Seller's other remedies under Paragraph 15 by providing written notice to Buyer before Buyer deposits the earnest money.

B. Buyer will deposit an additional amount of $ **15000.00** with the title company to be made part of the earnest money on or before:
[ ] (i) ______ days after Buyer's right to terminate under Paragraph 7B expires; or
[X] (ii) **First business day after the 120-day feasibility period (see Paragraph 7B in this Contract).**
Buyer will be in default if Buyer fails to deposit the additional amount required by this Paragraph 5B within 3 days after Seller notifies Buyer that Buyer has not timely deposited the additional amount.

C. Buyer may instruct the title company to deposit the earnest money in an interest-bearing account at a federally insured financial institution and to credit any interest to Buyer.

6. TITLE POLICY AND SURVEY:

A. Title Policy:

(1) Seller, at Seller's expense, will furnish Buyer an Owner's Policy of Title Insurance (the title policy) issued by any underwriter of the title company in the amount of the sales price, dated at or after closing, insuring Buyer against loss under the title policy, subject only to:
(a) those title exceptions permitted by this contract or as may be approved by Buyer in writing; and
(b) the standard printed exceptions contained in the promulgated form of title policy unless this contract provides otherwise.

(2) The standard printed exception as to discrepancies, conflicts, or shortages in area and boundary lines, or any encroachments or protrusions, or any overlapping improvements:
☒ (a) will not be amended or deleted from the title policy.
☐ (b) will be amended to read "shortages in areas" at the expense of ☐ Buyer ☐ Seller.

(3) Within 14 days after the effective date, Seller will furnish Buyer a commitment for title insurance (the commitment) including legible copies of recorded documents evidencing title exceptions. Seller authorizes the title company to deliver the commitment and related documents to Buyer at Buyer's address.

B. Survey: Within 30 days after the effective date:

☒ (1) Buyer will obtain a survey of the Property at Buyer's expense and deliver a copy of the survey to Seller. The survey must be made in accordance with the: (i) ALTA/ACSM Land Title Survey standards, or (ii) Texas Society of Professional Surveyors' standards for a Category 1A survey under the appropriate condition. Seller will reimburse Buyer ____________ *(insert amount)* of the cost of the survey at closing, if closing occurs.

☐ (2) Seller, at Seller's expense, will furnish Buyer a survey of the Property dated after the effective date. The survey must be made in accordance with the: (i) ALTA/ACSM Land Title Survey standards, or (ii) Texas Society of Professional Surveyors' standards for a Category 1A survey under the appropriate condition.

☐ (3) Seller will deliver to Buyer and the title company a true and correct copy of Seller's most recent survey of the Property along with an affidavit required by the title company for approval of the existing survey. If the existing survey is not acceptable to the title company, Seller, at Seller's expense, will obtain a new or updated survey acceptable to the title company and deliver the acceptable survey to Buyer and the title company within 20 days after Seller receives notice that the existing survey is not acceptable to the title company. The closing date will be extended daily up to 20 days if necessary for Seller to deliver an acceptable survey within the time required. Buyer will reimburse Seller ____________ *(insert amount)* of the cost of the new or updated survey at closing, if closing occurs.

C. Buyer's Objections to the Commitment and Survey:

(1) Within 14 days after Buyer receives the commitment, copies of the documents evidencing the title exceptions, and any required survey, Buyer may object in writing to matters disclosed in the items if: (a) the matters disclosed are a restriction upon the Property or constitute a defect or encumbrance to title other than those permitted by this contract or liens that Seller will satisfy at closing or Buyer will assume at closing; or (b) the items show that any part of the Property lies in a special flood hazard area (an "A" or "V" zone as defined by FEMA). If Paragraph 6B(1) applies,

Buyer is deemed to receive the survey on the earlier of: (i) the date of Buyer's actual receipt of the survey; or (ii) of the deadline specified in Paragraph 6B.

(2) Seller may, but is not obligated to, cure Buyer's timely objections within 15 days after Seller receives the objections. The closing date will be extended as necessary to provide such time to cure the objections. If Seller fails to cure the objections by the time required, Buyer may terminate this contract by providing written notice to Seller within 5 days after the time by which Seller must cure the objections. If Buyer terminates, the earnest money, less any independent consideration under Paragraph 7B(1), will be refunded to Buyer.

(3) Buyer's failure to timely object or terminate under this Paragraph 6C is a waiver of Buyer's right to object except that Buyer will not waive the requirements in Schedule C of the commitment.

7. PROPERTY CONDITION:

A. Present Condition: Buyer accepts the Property in its present condition except that Seller, at Seller's expense, will complete the following before closing: AS-IS

B. Feasibility Period: Buyer may terminate this contract for any reason within 120 days after the effective date (feasibility period) by providing Seller written notice of termination. *(Check only one box.)*

☒ (1) If Buyer terminates under this Paragraph 7B, the earnest money will be refunded to Buyer less $ 100.00 that Seller will retain as independent consideration for Buyer's unrestricted right to terminate. Buyer has tendered the independent consideration to Seller upon payment of the amount specified in Paragraph 5A to the title company. The independent consideration is to be credited to the sales price only upon closing of the sale. If no dollar amount is stated in this Paragraph 7B(1) or if Buyer fails to deposit the independent consideration, Buyer will not have the right to terminate under this Paragraph 7B.

☐ (2) Not later than 3 days after the effective date, Buyer must pay Seller $ ______ as independent consideration for Buyer's right to terminate by tendering such amount to Seller or Seller's agent. If Buyer terminates under this Paragraph 7B, the earnest money will be refunded to Buyer and Seller will retain the independent consideration. The independent consideration will be credited to the sales price only upon closing of the sale. If no dollar amount is stated in this Paragraph 7B(2) or if Buyer fails to pay the earnest money, Buyer will not have the right to terminate under this Paragraph 7B.

C. Inspections, Studies, or Assessments:

(1) During the feasibility period, Buyer, at Buyer's expense, may complete or cause to be completed any and all inspections, studies, or assessments of the Property (including all improvements and fixtures) desired by Buyer.

(2) Buyer must:

(a) employ only trained and qualified inspectors and assessors;
(b) notify Seller, in advance, of when the inspectors or assessors will be on the Property;
(c) abide by any reasonable entry rules or requirements of Seller;
(d) not interfere with existing operations or occupants of the Property; and
(e) restore the Property to its original condition if altered due to inspections, studies, or assessments that Buyer completes or causes to be completed.

(3) Except for those matters that arise from the negligence of Seller or Seller's agents, Buyer is responsible for any claim, liability, encumbrance, cause of action, and expense resulting from Buyer's inspections, studies, or assessments, including any property damage or personal injury. Buyer will indemnify, hold harmless, and defend Seller and Seller's agents against any claim involving a matter for which Buyer is responsible under this paragraph. This paragraph survives termination of this contract.

D. Property Information:

(1) Delivery of Property Information: Within 14 days after the effective date, Seller will deliver to Buyer: *(Check all that apply.)*

- [ ] (a) copies of all current leases pertaining to the Property, including any modifications, supplements, or amendments to the leases;
- [X] (b) copies of all notes and deeds of trust against the Property that Buyer will assume or that Seller will not pay in full on or before closing;
- [ ] (c) copies of all previous environmental assessments, geotechnical reports, studies, or analyses made on or relating to the Property;
- [X] (d) copies property tax statements for the Property for the previous 2 calendar years;
- [X] (e) plats of the Property;
- [ ] (f) copies of current utility capacity letters from the Property's water and sewer service provider; and
- [ ] (g) ____.

(2) Return of Property Information: If this contract terminates for any reason, Buyer will, not later than 10 days after the termination date: *(Check all that apply.)*

- [X] (a) return to Seller all those items described in Paragraph 7D(1) that Seller delivered to Buyer in other than an electronic format and all copies that Buyer made of those items;
- [X] (b) delete or destroy all electronic versions of those items described in Paragraph 7D(1) that Seller delivered to Buyer or Buyer copied; and
- [X] (c) deliver copies of all inspection and assessment reports related to the Property that Buyer completed or caused to be completed.

This Paragraph 7D(2) survives termination of this contract.

E. Contracts Affecting Operations: Until closing, Seller: (1) will operate the Property in the same manner as on the effective date under reasonably prudent business standards; and (2) will not transfer or dispose of any part of the Property, any interest or right in the Property, or any of the personal property or other items described in Paragraph 2B or sold under this contract. After the feasibility period ends, Seller may not enter into, amend, or terminate any other contract that affects the operations of the Property without Buyer's written approval.

~~8. LEASES:~~

~~A. Each written lease Seller is to assign to Buyer under this contract must be in full force and effect according to its terms. Seller may not enter into any new lease, fail to comply with any existing lease, or make any amendment or modification to any existing lease without Buyer's written consent. Seller must disclose, in writing, if any of the following exist at the time Seller provides the leases to the Buyer or subsequently occur before closing:~~

~~(1) any failure by Seller to comply with Seller's obligations under the leases;~~

~~(2) any circumstances under any lease that entitle the tenant to terminate the lease or seek any offsets or damages;~~

~~(3) any advance sums paid by a tenant under any lease;~~

~~(4) any concessions, bonuses, free rents, rebates, brokerage commissions, or other matters that affect any lease; and~~

~~(5) any amounts payable under the leases that have been assigned or encumbered, except as security for loan(s) assumed or taken subject to under this contract.~~

~~B. Estoppel Certificates: Within ________ days after the effective date, Seller will deliver to Buyer estoppel certificates signed not earlier than ________ by each tenant that leases space in the Property. The estoppel certificates must include the certifications contained in the current version of TAR Form 1938 - Commercial Tenant Estoppel Certificate and any additional information requested by a third party lender providing financing under Paragraph 4 if the third party lender requests such additional information at least 10 days prior to the earliest date that Seller may deliver the signed estoppel certificates.~~

9. **BROKERS:**

A. The brokers to this sale are:

Principal Broker: PURPLE COW COMMERCIAL	**Cooperating Broker:**
Agent: SHYAM PARIKH	Agent:
Address: 4315 S KIRKWOOD RD	Address:
HOUSTON, TX 77072	
Phone & Fax: (346)800-7170	Phone & Fax:
E-mail: SHYAM@PURPLECOWCRE.COM	E-mail:
License No.: 9005643	License No.:

Principal Broker: *(Check only one box.)*
[X] represents Seller only.
[ ] represents Buyer only.
[ ] is an intermediary between Seller and Buyer.

Cooperating Broker represents Buyer.

B. Fees: *(Check only (1) or (2) below.)*
(Complete the Agreement Between Brokers on page 13 only if (1) is selected.)

[ ] (1) Seller will pay Principal Broker the fee specified by separate written commission agreement between Principal Broker and Seller. Principal Broker will pay Cooperating Broker the fee specified in the Agreement Between Brokers found below the parties' signatures to this contract.

[X] (2) At the closing of this sale, Seller will pay:

Principal Broker a total cash fee of:
[X] 1.000 % of the sales price.
[ ] ________.

~~Cooperating Broker a total cash fee of:~~
[ ] ________ % of the sales price.
[ ] ________.

The cash fees will be paid in HARRIS County, Texas. Seller authorizes the title company to pay the brokers from the Seller's proceeds at closing.

NOTICE: Chapter 62, Texas Property Code, authorizes a broker to secure an earned commission with a lien against the Property.

C. The parties may not amend this Paragraph 9 without the written consent of the brokers affected by the amendment.

10. CLOSING:

A. The date of the closing of the sale (closing date) will be on or before the later of:
   (1) ☐ ______ days after the expiration of the feasibility period.
   ☐ ________________ *(specific date)*.
   ☒ **9 MONTHS FROM EXECUTION OF THIS CONTRACT** .
   (2) 7 days after objections made under Paragraph 6C have been cured or waived.

B. If either party fails to close by the closing date, the non-defaulting party may exercise the remedies in Paragraph 15.

C. At closing, Seller will execute and deliver, at Seller's expense, a ☐ general ☒ special warranty deed. The deed must include a vendor's lien if any part of the sales price is financed. The deed must convey good and indefeasible title to the Property and show no exceptions other than those permitted under Paragraph 6 or other provisions of this contract. Seller must convey the Property:
   (1) with no liens, assessments, or other security interests against the Property which will not be satisfied out of the sales price, unless securing loans Buyer assumes;
   (2) without any assumed loans in default; and
   (3) with no persons in possession of any part of the Property as lessees, tenants at sufferance, or trespassers except tenants under the written leases assigned to Buyer under this contract.

D. At closing, Seller, at Seller's expense, will also deliver to Buyer:
   (1) tax statements showing no delinquent taxes on the Property;
   ~~(2) an assignment of all leases to or on the Property;~~
   ~~(3) to the extent assignable, an assignment to Buyer of any licenses and permits related to the Property;~~
   (4) evidence that the person executing this contract is legally capable and authorized to bind Seller;
   (5) an affidavit acceptable to the title company stating that Seller is not a foreign person or, if Seller is a foreign person, a written authorization for the title company to: (i) withhold from Seller's proceeds an amount sufficient to comply applicable tax law; and (ii) deliver the amount to the Internal Revenue Service (IRS) together with appropriate tax forms; and
   (6) any notices, statements, certificates, affidavits, releases, and other documents required by this contract, the commitment, or law necessary for the closing of the sale and issuance of the title policy, all of which must be completed by Seller as necessary.

E. At closing, Buyer will:
   (1) pay the sales price in good funds acceptable to the title company;
   (2) deliver evidence that the person executing this contract is legally capable and authorized to bind Buyer;
   (3) sign and send to each tenant in a lease for any part of the Property a written statement that:
      (a) acknowledges Buyer has received and is responsible for the tenant's security deposit; and
      (b) specifies the exact dollar amount of the security deposit;
   (4) sign an assumption of all leases then in effect; and
   (5) execute and deliver any notices, statements, certificates, or other documents required by this contract or law necessary to close the sale.

F. Unless the parties agree otherwise, the closing documents will be as found in the basic forms in the current edition of the State Bar of Texas Real Estate Forms Manual without any additional clauses.

11. POSSESSION: Seller will deliver possession of the Property to Buyer upon closing and funding of this sale in its present condition ~~with any repairs Seller is obligated to complete under this contract,~~ ordinary wear and tear excepted. Any possession by Buyer before closing or by Seller after closing that is not authorized by a separate written lease agreement is a landlord-tenant at sufferance relationship between the parties.

12. SPECIAL PROVISIONS: The following special provisions apply and will control in the event of a conflict with other provisions of this contract. *(If special provisions are contained in an Addendum, identify the Addendum here and reference the Addendum in Paragraph 22D.)*
Commercial Contract Addendum for Special Provisions (TAR-1940)

13. SALES EXPENSES:

A. Seller's Expenses: Seller will pay for the following at or before closing:
(1) releases of existing liens, other than those liens assumed by Buyer, including prepayment penalties and recording fees;
(2) release of Seller's loan liability, if applicable;
(3) tax statements or certificates;
(4) preparation of the deed;
(5) one-half of any escrow fee;
(6) costs to record any documents to cure title objections that Seller must cure; and
(7) other expenses that Seller will pay under other provisions of this contract.

B. Buyer's Expenses: Buyer will pay for the following at or before closing:
(1) all loan expenses and fees;
(2) preparation of any deed of trust;
(3) recording fees for the deed and any deed of trust;
(4) premiums for flood insurance as may be required by Buyer's lender;
(5) one-half of any escrow fee;
(6) other expenses that Buyer will pay under other provisions of this contract.

14. PRORATIONS:

A. Prorations:
(1) Interest on any assumed loan, taxes, rents, and any expense reimbursements from tenants will be prorated through the closing date.
(2) If the amount of ad valorem taxes for the year in which the sale closes is not available on the closing date, taxes will be prorated on the basis of taxes assessed in the previous year. If the taxes for the year in which the sale closes vary from the amount prorated at closing, the parties will adjust the prorations when the tax statements for the year in which the sale closes become available. This Paragraph 14A(2) survives closing.
(3) If Buyer assumes a loan or is taking the Property subject to an existing lien, Seller will transfer all reserve deposits held by the lender for the payment of taxes, insurance premiums, and other charges to Buyer at closing and Buyer will reimburse such amounts to Seller by an appropriate adjustment at closing.

B. Rollback Taxes: If Seller's use or change in use of the Property before closing results in the assessment of additional taxes, penalties, or interest (assessments) for periods before closing, the assessments will be the obligation of the Seller. If this sale or Buyer's use of the Property after closing results in additional assessments for periods before closing, the assessments will be the obligation of Buyer. This Paragraph 14B survives closing.

~~C. Rent and Security Deposits: At closing, Seller will tender to Buyer all security deposits and the following advance payments received by Seller for periods after closing: prepaid expenses, advance rental payments, and other advance payments paid by tenants. Rents prorated to one party but received by the other party will be remitted by the recipient to the party to whom it was prorated within 5 days after the rent is received. This Paragraph 14C survives closing.~~

15. DEFAULT:

A. If Buyer fails to comply with this contract, Buyer is in default and Seller, as Seller's sole remedy(ies), may terminate this contract and receive the earnest money, as liquidated damages for Buyer's failure except for any damages resulting from Buyer's inspections, studies or assessments in accordance with Paragraph 7C(3) which Seller may pursue; or
(Check if applicable)

[X] enforce specific performance, or seek such other relief as may be provided by law.

B. If, without fault, Seller is unable within the time allowed to deliver the estoppel certificates, survey or the commitment, Buyer may:
(1) terminate this contract and receive the earnest money, less any independent consideration under Paragraph 7B(1), as liquidated damages and as Buyer's sole remedy; or
(2) extend the time for performance up to 15 days and the closing will be extended as necessary.

C. Except as provided in Paragraph 15B, if Seller fails to comply with this contract, Seller is in default and Buyer may:
(1) terminate this contract and receive the earnest money, less any independent consideration under Paragraph 7B(1), as liquidated damages and as Buyer's sole remedy; or
~~(2) enforce specific performance, or seek such other relief as may be provided by law, or both.~~

16. CONDEMNATION: If before closing, condemnation proceedings are commenced against any part of the Property, Buyer may:

A. terminate this contract by providing written notice to Seller within 15 days after Buyer is advised of the condemnation proceedings and the earnest money, less any independent consideration paid under Paragraph 7B(1), will be refunded to Buyer; or

B. appear and defend in the condemnation proceedings and any award will, at Buyer's election, belong to:
(1) Seller and the sales price will be reduced by the same amount; or
(2) Buyer and the sales price will not be reduced.

17. ATTORNEY'S FEES: If Buyer, Seller, any broker, or the title company is a prevailing party in any legal proceeding brought under or with relation to this contract or this transaction, such party is entitled to recover from the non-prevailing parties all costs of such proceeding and reasonable attorney's fees. This Paragraph 17 survives termination of this contract.

18. ESCROW:

A. At closing, the earnest money will be applied first to any cash down payment, then to Buyer's closing costs, and any excess will be refunded to Buyer. If no closing occurs, the title company may require payment of unpaid expenses incurred on behalf of the parties and a written release of liability of the title company from all parties.

B. If one party makes written demand for the earnest money, the title company will give notice of the demand by providing to the other party a copy of the demand. If the title company does not receive written objection to the demand from the other party within 15 days after the date the title company sent the demand to the other party, the title company may disburse the earnest money to the party making demand, reduced by the amount of unpaid expenses incurred on behalf of the party receiving the earnest money and the title company may pay the same to the creditors.

C. The title company will deduct any independent consideration under Paragraph 7B(1) before disbursing any earnest money to Buyer and will pay the independent consideration to Seller.

D. If the title company complies with this Paragraph 18, each party hereby releases the title company from all claims related to the disbursal of the earnest money.

E. Notices under this Paragraph 18 must be sent by certified mail, return receipt requested. Notices to the title company are effective upon receipt by the title company.

F. Any party who wrongfully fails or refuses to sign a release acceptable to the title company within 7 days after receipt of the request will be liable to the other party for: (i) damages; (ii) the earnest money; (iii) reasonable attorney's fees; and (iv) all costs of suit.

G. ☐ Seller ☐ Buyer intend(s) to complete this transaction as a part of an exchange of like-kind properties in accordance with Section 1031 of the Internal Revenue Code, as amended. All expenses in connection with the contemplated exchange will be paid by the exchanging party. The other party will not incur any expense or liability with respect to the exchange. The parties agree to cooperate fully and in good faith to arrange and consummate the exchange so as to comply to the maximum extent feasible with the provisions of Section 1031 of the Internal Revenue Code. The other provisions of this contract will not be affected in the event the contemplated exchange fails to occur.

19. MATERIAL FACTS: To the best of Seller's knowledge and belief: *(Check only one box.)*

☒ A. Seller is not aware of any material defects to the Property except as stated in the attached Commercial Property Condition Statement (TAR-1408).

☐ B. Except as otherwise provided in this contract, Seller is not aware of:
(1) any subsurface: structures, pits, waste, springs, or improvements;
(2) any pending or threatened litigation, condemnation, or assessment affecting the Property;
(3) any environmental hazards or conditions that materially affect the Property;
(4) whether the Property is or has been used for the storage or disposal of hazardous materials or toxic waste, a dump site or landfill, or any underground tanks or containers;
(5) whether radon, asbestos containing materials, urea-formaldehyde foam insulation, lead-based paint, toxic mold (to the extent that it adversely affects the health of ordinary occupants), or other pollutants or contaminants of any nature now exist or ever existed on the Property;
(6) any wetlands, as defined by federal or state law or regulation, on the Property;
(7) any threatened or endangered species or their habitat on the Property;
(8) any present or past infestation of wood-destroying insects in the Property's improvements;
(9) any contemplated material changes to the Property or surrounding area that would materially and detrimentally affect the ordinary use of the Property;
(10)any condition on the Property that violates any law or ordinance.

(Describe any exceptions to (1)-(10) in Paragraph 12 or an addendum.)

20. NOTICES: All notices between the parties under this contract must be in writing and are effective when hand-delivered, mailed by certified mail return receipt requested, or sent by facsimile transmission to the parties addresses or facsimile numbers stated in Paragraph 1. The parties will send copies of any notices to the broker representing the party to whom the notices are sent.

☒ A. Seller also consents to receive any notices by e-mail at Seller's e-mail address stated in Paragraph 1.
☒ B. Buyer also consents to receive any notices by e-mail at Buyer's e-mail address stated in Paragraph 1.

21. DISPUTE RESOLUTION: The parties agree to negotiate in good faith in an effort to resolve any dispute related to this contract that may arise. If the dispute cannot be resolved by negotiation, the parties will submit the dispute to mediation before resorting to arbitration or litigation and will equally share the costs of a mutually acceptable mediator. This paragraph survives termination of this contract. This paragraph does not preclude a party from seeking equitable relief from a court of competent jurisdiction.

22. AGREEMENT OF THE PARTIES:

A. This contract is binding on the parties, their heirs, executors, representatives, successors, and permitted assigns. This contract is to be construed in accordance with the laws of the State of Texas.

If any term or condition of this contract shall be held to be invalid or unenforceable, the remainder of this contract shall not be affected thereby.

B. This contract contains the entire agreement of the parties and may not be changed except in writing.

C. If this contract is executed in a number of identical counterparts, each counterpart is an original and all counterparts, collectively, constitute one agreement.

D. Addenda which are part of this contract are: *(Check all that apply.)*

- [ ] (1) Property Description Exhibit identified in Paragraph 2;
- [ ] (2) Commercial Contract Financing Addendum (TAR-1931);
- [ ] (3) Commercial Property Condition Statement (TAR-1408);
- [x] (4) Commercial Contract Addendum for Special Provisions (TAR-1940);
- [ ] (5) Notice to Purchaser of Real Property in a Water District (MUD);
- [ ] (6) Addendum for Coastal Area Property (TAR-1915);
- [ ] (7) Addendum for Property Located Seaward of the Gulf Intracoastal Waterway (TAR-1916);
- [ ] (8) Information About Brokerage Services (TAR-2501); and
- [ ] (9) ____.

(Note: Counsel for the Texas Association of REALTORS® (TAR) has determined that any of the foregoing addenda which are promulgated by the Texas Real Estate Commission (TREC) or published by TAR are appropriate for use with this form.)

E. Buyer ☐ may ☒ may not assign this contract. If Buyer assigns this contract, Buyer will be relieved of any future liability under this contract only if the assignee assumes, in writing, all obligations and liability of Buyer under this contract.

23. TIME: Time is of the essence in this contract. The parties require strict compliance with the times for performance. If the last day to perform under a provision of this contract falls on a Saturday, Sunday, or legal holiday, the time for performance is extended until the end of the next day which is not a Saturday, Sunday, or legal holiday.

24. EFFECTIVE DATE: The effective date of this contract for the purpose of performance of all obligations is the date the title company receipts this contract after all parties execute this contract.

25. ADDITIONAL NOTICES:

A. Buyer should have an abstract covering the Property examined by an attorney of Buyer's selection, or Buyer should be furnished with or obtain a title policy.

B. If the Property is situated in a utility or other statutorily created district providing water, sewer, drainage, or flood control facilities and services, Chapter 49, Texas Water Code, requires Seller to deliver and Buyer to sign the statutory notice relating to the tax rate, bonded indebtedness, or standby fees of the district before final execution of this contract.

C. Notice Required by §13.257, Water Code: "The real property, described below, that you are about to purchase may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If your property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your property. You are advised to determine if the property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your property. The undersigned purchaser hereby acknowledges receipt of the foregoing notice at or before the execution of a binding contract for the purchase of the real property described in the notice or at closing of purchase of the real property." The real property is described in Paragraph 2 of this contract.

D. If the Property adjoins or shares a common boundary with the tidally influenced submerged lands of the state, §33.135 of the Texas Natural Resources Code requires a notice regarding coastal area property to be included as part of this contract.

E. If the Property is located seaward of the Gulf Intracoastal Waterway, §61.025, Texas Natural Resources Code, requires a notice regarding the seaward location of the Property to be included as part of this contract.

F. If the Property is located outside the limits of a municipality, the Property may now or later be included in the extra-territorial jurisdiction (ETJ) of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and ETJ. To determine if the Property is located within a municipality's ETJ, Buyer should contact all municipalities located in the general proximity of the Property for further information.

G. Brokers are not qualified to perform property inspections, surveys, engineering studies, environmental assessments, or inspections to determine compliance with zoning, governmental regulations, or laws. Buyer should seek experts to perform such services. Buyer should review local building codes, ordinances and other applicable laws to determine their effect on the Property. Selection of experts, inspectors, and repairmen is the responsibility of Buyer and not the brokers. Brokers are not qualified to determine the credit worthiness of the parties.

H. NOTICE OF WATER LEVEL FLUCTUATIONS: If the Property adjoins an impoundment of water, including a reservoir or lake, constructed and maintained under Chapter 11, Water Code, that has a storage capacity of at least 5,000 acre-feet at the impoundment's normal operating level, Seller hereby notifies Buyer: "The water level of the impoundment of water adjoining the Property fluctuates for various reasons, including as a result of: (1) an entity lawfully exercising its right to use the water stored in the impoundment; or (2) drought or flood conditions."

26. CONTRACT AS OFFER: The execution of this contract by the first party constitutes an offer to buy or sell the Property. Unless the other party accepts the offer by 5:00 p.m., in the time zone in which the Property is located, on **March 30, 2018**, the offer will lapse and become null and void.

READ THIS CONTRACT CAREFULLY. The brokers and agents make no representation or recommendation as to the legal sufficiency, legal effect, or tax consequences of this document or transaction. CONSULT your attorney BEFORE signing.

Seller: GUJARATI SAMAJ OF HOUSTON INC

C/O DR. HD PATEL

By:
By (signature): [signature]
Printed Name: H. D. Patel
Title: Chairman BOD / GSH

By:
By (signature):
Printed Name:
Title:

Buyer: SN COMMUNITY HOUSTON, LLC

C/O APPASWAMY PAJANOR

By:
By (signature): [signature]
Printed Name: APPASWAMY VINO PAJANOR
Title: PRESIDENT & CEO

By:
By (signature):
Printed Name:
Title:

AGREEMENT BETWEEN BROKERS

(use only if Paragraph 9B(1) is effective)

Principal Broker agrees to pay ______________________ (Cooperating Broker) a fee when the Principal Broker's fee is received. The fee to be paid to Cooperating Broker will be:

- ☐ $ __________, or
- ☐ ________ % of the sales price, or
- ☐ ________ % of the Principal Broker's fee.

The title company is authorized and directed to pay Cooperating Broker from Principal Broker's fee at closing. This Agreement Between Brokers supersedes any prior offers and agreements for compensation between brokers.

Principal Broker: ______________________

By: ______________________

Cooperating Broker: ______________________

By: ______________________

ATTORNEYS

Seller's attorney: ______________________

Address: ______________________

Phone & Fax: ______________________

E-mail: ______________________

Seller's attorney requests copies of documents, notices, and other information:

- ☐ the title company sends to Seller.
- ☐ Buyer sends to Seller.

Buyer's attorney: ______________________

Address: ______________________

Phone & Fax: ______________________

E-mail: ______________________

Buyer's attorney requests copies of documents, notices, and other information:

- ☐ the title company sends to Buyer.
- ☐ Seller sends to Buyer.

ESCROW RECEIPT

The title company acknowledges receipt of:

- ☐ A. the contract on this day ______________ (effective date);
- ☐ B. earnest money in the amount of $ ______________ in the form of ______________ on ______________.

Title company: ______________________

By: ______________________

Assigned file number (GF#): ______________________

Address: ______________________

Phone & Fax: ______________________

E-mail: ______________________

TEXAS ASSOCIATION OF REALTORS®

COMMERCIAL CONTRACT SPECIAL PROVISIONS ADDENDUM

ADDENDUM TO COMMERCIAL CONTRACT BETWEEN THE UNDERSIGNED PARTIES CONCERNING THE PROPERTY AT:

MADDEN RD , RICHMOND, TX 77407

The following special provisions apply and will control in the event of a conflict with the other provisions of the contract:

The term "Contract" means the "Commercial Contract - Unimproved Property" executed by Seller and Buyer to which this Addendum - TAR 1940 is attached and incorporated therein by reference for all purposes.

Pursuant to Paragraph 7B of the Contract, the Feasibility Period ("Due Diligence Period" hereafter), the Buyer and Seller agree as follows: Upon the expiration of 120-day Due Diligence Period, the initial escrow payment in the sum of $10,000.00 (see Paragraph 5A of the Contract) will become hard money.

The Seller and Buyer further agree as follows:

Second Escrow Payment: On the first business day after the expiration of the 120-day Due Diligence Period, Buyer will deposit with Post Oak Title its second escrow payment in the sum of $15,000 (see Paragraph 5B of the Contract), which second escrow payment will become hard money upon the expiration of 9 months after the date of execution of the Contract.

Closing will occur on the first business day after 9 months after the date of execution of the Contract, provided that the Buyer, by and through its duly authorized agent, receives approval for utilities, annexation of the parcel to Aliana MUD and provided that the Buyer's plans to build a minimum of 80 units on the Property are approved (collectively referred to as "Buyer's Approvals"). If for some reason
Continued... See Addendum Special Provisions 1

Seller: GUJARATI SAMAJ OF HOUSTON INC	Buyer: SN COMMUNITY HOUSTON, LLC
By:	By:
By (signature): [signature]	By (signature): [signature]
Printed Name: H. D. Patel	Printed Name: Appaswamy Vino Pitchandi
Title: Chairman BOD/GSH	Title:
By:	By:
By (signature):	By (signature):
Printed Name:	Printed Name:
Title:	Title:

ADDENDUM

PROPERTY: **MADDEN RD , RICHMOND, TX 77407**

1) Special Provisions

additional time is required to get Buyer's Approvals, the Closing will be extended an additional 30 day period.

After 10 months after the date of execution of the Contract: If Buyer's Approvals get delayed and the Closing has to be delayed beyond 10 months after the date of execution of the Contract, Buyer will pay to Seller 5% simple interest per annum on the total purchase price until the Buyer's Approvals are received through the date of Closing.

Buyer will have two options to pay the balance purchase price, which sum is $3,975,001 (Purchase price minus $25,000 in escrow payments paid by Buyer): At Closing Buyer will pay to Seller -- (Option 1) the entire remaining balance of $3,975,001; or (Option 2) the sum of $3,150,001 at the time of Closing and the remaining balance of $825,000 to be paid on or before 6 months after the Closing Date with 8% interest added to $825,000 (all interest will be due and owning on the final payment of principal, unless agreed to the contrary in writing by the Seller and Buyer). Buyer will inform Seller in writing of the payment option selected by Buyer no later than 20 calendar days prior to Closing via email and via first class mail, or Buyer shall be deemed to have selected Option 1. In the event that Buyer timely elects Option 2, Buyer shall be required to execute a Secured Promissory Note in favor of Seller in a form approved by Seller and Seller's attorneys, wherein the Secured Promissory Note is secured by the Property and all of Buyer's rights relating thereto, including but not limited to, Buyer's right to ownership and development and construction rights. In the event that Buyer selects Option 2, Buyer shall receive a warranty deed with vendor's lien, which lien shall not be released until the full purchase price and all interest has been paid by Buyer to Seller. In the event that Buyer selects Option 2, Buyer shall be required to execute a Deed of Trust in favor of Seller in a form approved by Seller and Seller's attorneys.

Date: 3/9/18	Date: 03/08/2018
[signature] Signature	[signature] Signature
Date:	Date:
Signature	Signature

Addendum

EXHIBIT "A":

Exceptions to Conveyance:

All exceptions and reservations of record of any kind, including, but not limited to, the following:

All mineral rights and all royalty interests in the Property, including, but not limited to the following:

> The mineral rights and all royalties relating to the mineral lease by and between Phil R. Kensigner, individually and as Trustee, as Lessor, and Ballard Exploration Company, as Lessee, dated March 1, 1983, providing for a primary term of two (2) years and so long thereafter as production continues and does contain pooling provisions, which lease is recorded in Volume 1164, Page 237, of the Official Records of Fort Bend County, Texas.
>
> The mineral rights and all royalties relating to the applicable mineral lease involving oil, gas, casinghead gas, gasoline, and other minerals outstanding as set forth in instrument recorded in Volume 202, Page 107 of the Deed Records of Fort Bend County, Texas.
>
> The mineral rights and all royalties relating to the applicable mineral lease involving oil, gas, casinghead gas, gasoline, and other minerals outstanding as set forth in instrument recorded in Volume 262, Page 109 of the Deed Records of Fort Bend County, Texas.

EXHIBIT "B": METES AND BOUNDS DESCRIPTION OF PROPERTY (10.0001 ACRES)

All that certain tract or parcel containing 10.0001 acres of land out of 38.6934 acre tract which is set out of 118.6934 acre tract, in the Andrew M. Clopper Survey, Abstract 151, in Fort Bend County, Texas, being the remainder of a tract called 219 acres conveyed to V. H. Brady by a Deed from J. W. Madden et us recorded in Volume 262, Page 109 of the Deed Records of Fort Bend County, Texas; said 38.6934 acres being remainder after excepting an 80.0000 acre tract that was conveyed by Phil R. Kensinger, Trustee, to David Christopher as recorded in Volume 1224, Page 727, Official records, Fort Bend County, Texas; said 10.0001 acre tract being more particularly described by metes and bounds as follows:

COMMENCING FOR REFERENCE at an iron rod found in the north line of Madden Road marking the southwest corner of the original V. H. Brady tract and the southeast corner of the M. C. Chiles Tract;

THENCE south 89 53' 45" East, 1350.01 feet along the north line of Madden Road to a 1" found iron pipe for the southwest corner of and PLACE OF BEGINNING for this Tract;

THENCE north at 3 feet pass fence corner, in all 1058.01 feet along a fence line marking northwest corner of this tract to a found 1/2" iron pipe;

THENCE S. 89 53' 45" E. 411.72' to a set 5/8" iron rod for northeast corner of this Tract;

THENCE south, 1058.01 feet to a set 5/8" iron rod in the north line of Madden Road for the southeast corner of this Tract;

THENCE north 89 53' 45" west, 411.72 feet along north line of Madden Road to the PLACE OF BEGINNING and containing 10.0001 acres of land.